Exhibit 10.90

EXECUTION VERSION

SUB-SERVICING AGREEMENT

Between

SYNCHRONY FINANCIAL

and

GENERAL ELECTRIC CAPITAL CORPORATION

TABLE OF CONTENTS

1. Definitions	1
2. Services	9
3. Compensation	12
4. Records and Reports	12
5. VAT	14
6. Withholding For Tax	14
7. Term and Termination; Remedies	15
8. Confidentiality	18
9. Liability	21
10. Representations and Warranties of the Parties	22
11. Data Privacy and Security	24
12. Notices	28
13. Force Majeure	30
14. Agency	30
15. Assignment	30
16. Dispute Resolution	31
17. Miscellaneous	33
18. Amendments and Execution	34
19. Counterparts	34
20. Delegation of Responsibilities	35
21. Intellectual Property	35

LIST OF SCHEDULES

1. Schedule 1 Services & Additional Terms

2. Schedule 2 The Fee

3. Schedule 3 Additional Provisions Required By Local Regulations

4. Schedule 4 Form of Statement of Work

LIST OF EXHIBITS

EXHIBIT A Form of Performance Report

EXHIBIT B Form of Yearly Officer’s Certificate

This Sub-Servicing Agreement (this “Agreement”) is effective as of July 30, 2014 (the “Effective Date”) and is entered into by Synchrony Financial, a company incorporated under the laws of State of Delaware, United States of America, with offices at 777 Long Ridge Road, Building B, Stamford, CT 06927 (the “Service Provider”) and General Electric Capital Corporation, a company incorporated under the laws of the State of Delaware, United States of America with offices at 901 Main Avenue, Norwalk, Connecticut 06851 (the “Service Recipient”). Service Provider and Service Recipient are collectively referred to as the “Parties” and each a “Party”.

RECITALS

WHEREAS, Service Recipient provides services to GE Capital Credit Card Master Note Trust (the “Securitization Trust”) pursuant to a Servicing Agreement, dated as of June 27, 2003, between the Securitization Trust and Service Recipient, as amended by the First Amendment to Servicing Agreement, dated as of May 22, 2006, the Second Amendment to Servicing Agreement, dated as of June 28, 2007, and the Third Amendment to Servicing Agreement, dated as of May 22, 2008 (as amended, the “Securitization Servicing Agreement”), and Service Recipient desires to subcontract all duties and obligations under the Securitization Servicing Agreement, other than those duties and obligations specifically excluded in Schedule 1 hereto.

WHEREAS, Service Provider desires to provide such services in accordance with the provisions of this Agreement and any statement of work entered into hereunder, and Service Provider is staffed with experienced personnel who can provide the Services in the areas covered by this Agreement.

The provisions included in this Recitals section are intended to be a general introduction to this Agreement and are not intended to expand or narrow the scope of the Parties’ obligations under this Agreement or to alter the plain meaning of the terms of this Agreement.

1.	Definitions

1.1	Certain Definitions.

1.1.1	“Affiliate” means any entity of which the relevant Party Controls in excess of twenty percent (20%) of the Equity Interests or voting rights or which is under direct or indirect Control of the relevant Party or under common Control with the relevant Party, whether now existing or subsequently created or acquired during the Term of this Agreement; or any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with one of the Parties.

1.1.2	“Agreement” has the meaning provided in the preamble.

1.1.3	“Bank Regulatory Authority” means the Federal Reserve Board, the OCC, the Federal Deposit Insurance Corporation and any other relevant bank regulatory authority having jurisdiction over Synchrony Financial or Synchrony Bank, as applicable.

1.1.4	“Basel I” means the minimum bank capital requirements developed in 1988 by the Basel Committee on Bank Supervision for enactment by the Group of Ten (G-10) industrialized countries with respect to the large internationally active banks that operate within such countries, as implemented by the applicable United States Bank Regulatory Authority.

1.1.5	“Basel III” means the comprehensive set of bank regulatory and supervisory measures focusing on capital adequacy, stress testing and liquidity which were developed in 2010 and 2011 by the Basel Committee on Bank Supervision for enactment by the Group of 20 (G-20) major economies with respect to the internationally active banks that operate within those economies, as implemented by the applicable United States Bank Regulatory Authority.

1.1.6	“Basel III Implementation Date” means, with respect to Synchrony Financial, the date on which is required to comply with Basel III as implemented by the applicable United States Bank Regulatory Authority.

1.1.7	“Business Continuity Plan” has the meaning provided in Section 2.6.1.

1.1.8	“Cash Equivalents” means, as at any date of determination, (i) marketable securities and repurchase agreements for marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (b) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case, maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A–1 from S&P or at least P–1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of issuance thereof and having, at the time of the acquisition thereof, a rating of at least A–1 from S&P or at least P–1 from Moody’s; (iv) time deposits or bankers’ acceptances maturing within one year after such date and issued or accepted by any commercial bank (including any branch of a commercial bank) that (a) in the case of a commercial bank organized under the laws of the United States of America, any state thereof or the District of Columbia is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000 or (b) in the case of any other commercial bank has a short–term commercial paper rating from S&P of at least A–1 or from Moody’s of at least P–1; and (v) shares of any money market mutual fund that has (a) net assets of not less than $500,000,000, and (b) ratings of at least AA or Aa from S&P or Moody’s, respectively.

1.1.9	“Change of Control” means, after the consummation of the IPO, the ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act, as in effect on the date hereof), other than GE, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests. For purposes of the foregoing, references to GE shall include its Subsidiaries.

1.1.10	“Contractor” has the meaning provided in Section 20.1.

1.1.11	“Controls” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by” and “under common Control with” will have correlative meanings.

1.1.12	“Data Protection Laws” has the meaning provided in Section 11.1.4.

1.1.13	“Data Subject” has the meaning provided in Section 11.1.6.

1.1.14	“Deliverables” has the meaning provided in Section 21.1.

1.1.15	“Directive” has the meaning provided in Section 11.1.4.

1.1.16	“Disaster Recovery Plan” has the meaning provided in Section 2.6.2.

1.1.17	“Dispute” has the meaning provided in Section 16.1.

1.1.18	“Effective Date” has the meaning provided in the preamble.

1.1.19	“Employment Data” has the meaning provided in Section 11.1.3.

1.1.20	“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

1.1.21	“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

1.1.22	“Fee” has the meaning provided in Section 3.1.

1.1.23	“GE” means General Electric Company.

1.1.24	“Governmental Entity” means any domestic or foreign federal, national, state, provincial, local, county or municipal government or supra-national, governmental, judicial, regulatory or administrative agency, department, commission board, bureau, court or other authority, including the Federal Reserve Board and any other regulatory agency.

1.1.25	“Including” and its derivatives (such as “include” and “includes”) mean “including, without limitation”. This term is as defined, whether or not capitalized in this Agreement.

1.1.26	“Indemnitees” has the meaning provided in Section 9.1.

1.1.27	“Intellectual Property Rights” shall mean, as provided or construed in any jurisdiction, any and all: (i) rights associated with works of authorship, including copyrights, moral rights and mask-work rights; (ii) trademarks, service marks, trade or business names, trade dress, symbols, logos, designs, design rights (whether registrable or otherwise), and other source identifiers, whether registered, and the goodwill associated there; (iii) rights relating to know-how or trade secrets, including ideas, concepts, methods, techniques, inventions (whether developed or reduced to practice); (iv) patents, designs, algorithms and other industrial property rights; (v) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vi) registrations, initial applications (including intent to use applications), renewals, extensions, continuations, divisions or reissues now or after in force (including any rights in any of the foregoing).

1.1.28	“Insolvency Event” means Service Provider shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Service Provider in an involuntary case under any Debtor Relief Law, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or for any substantial part of its property, or for the winding-up or liquidation of its affairs and, if instituted against Service Provider, any such proceeding shall continue undismissed or unstayed and in effect, for a period of 60 consecutive days, or any of the actions sought in such proceeding shall occur; or the commencement by Service Provider, of a voluntary case under any Debtor Relief Law, or such Person’s consent to the entry of an order for relief in an involuntary case under any Debtor Relief Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or for any substantial part of its property, or any general assignment for the benefit of creditors; or such Person or any Subsidiary of such Person shall have taken any corporate action in furtherance of any of the foregoing actions.

1.1.29	“Investment Securities” means any instrument qualifying as a level 1, level 2A or level 2B high-quality liquid asset under Basel III; provided, that to the extent no criteria for a level 1, level 2A or level 2B liquid asset is finally promulgated under Basel III, “Investment Securities” shall mean any instrument that would qualify as a level 1, level 2A or level 2B high-quality liquid asset proposed by the appropriate Bank Regulatory Authority at page 71860 of volume 78 of the United States Federal Register published on November 29, 2013.

1.1.30	“IPO” means the initial public offering of Service Provider.

1.1.31	“Law” means any domestic or foreign federal, state, provincial or local statute, law (including common law), ordinance, regulation, rule, code, or governmental order or decree, or any other requirement or rule of law.

1.1.32	“Material” means all systems, software, technology, documentation, reports, notes, tools, methods, methodologies, processes, procedures, workflows, inventions, forms, data, data formats, data compilations, program names, designs, drawings, videos, object code, source code and other material, work product or deliverables created, furnished, or made available in connection with this Agreement.

1.1.33	“Minimum Liquidity Hot Trigger Event” means, on the last day of any fiscal quarter beginning with the fiscal quarter ending in September 2014, either (i) the aggregate amount of Synchrony Financial’s Short Term Investments is less than $3,000,000,000 or (ii) the aggregate amount of Synchrony Bank’s Short Term Investments is less than $1,500,000,000.

1.1.34	“Minimum Liquidity Warm Trigger Event” means, on the last day of any fiscal quarter beginning with the fiscal quarter ending in September 2014, either (i) the aggregate amount of Synchrony Financial’s Short Term Investments is less than $4,000,000,000 or (ii) the aggregate amount of Synchrony Bank’s Short Term Investments is less than $2,000,000,000.

1.1.35	“Minimum Tier 1 Common Ratio” means, with respect to Synchrony Financial, as of any date of determination, (a) prior to the Basel III Implementation Date (or such earlier date that Synchrony Financial’s public disclosures with respect to tier 1 capital are calculated in accordance with Basel III), the ratio of Tier 1 Common Capital of Synchrony Financial to Total Risk-Weighted Assets (calculated in accordance with Basel I) of Synchrony Financial and (b) on or after the Basel III Implementation Date (or such earlier date that Synchrony Financial’s public disclosures with respect to tier 1 capital are calculated in accordance with Basel III), the ratio of common equity tier 1 capital of Synchrony Financial to Total Risk-Weighted Assets (in each case, for the purposes of this clause (b), calculated in accordance with Basel III) of Synchrony Financial.

1.1.36	“Moody’s” means Moody’s Investors Service, Inc., or its successor, or if it is dissolved or liquidated or no longer performs the functions of a securities ratings agency, such other nationally recognized securities rating agency agreed upon by Service Provider and Service Recipient.

1.1.37	“Notice” has the meaning provided in Section 12.1.1.

1.1.38	“OCC” means the Office of the Comptroller of the Currency within the United States Department of the Treasury.

1.1.39	“Party” or “Parties” has the meaning provided in the preamble.

1.1.40	“Performance Report” means a report substantially in the form of Exhibit A, as such exhibit may be amended from time to time with the mutual agreement of the Parties.

1.1.41	“Person” means any natural person or entity including but not limited to any association, branch, corporation, company, partnership, body corporate, limited liability company or group, and that person’s or entity’s personal representatives, successors or permitted assigns.

1.1.42	“Personal Data” has the meaning provided in Section 11.1.6.

1.1.43	“Processing” has the meaning provided in Section 11.1.7.

1.1.44	“Records” has the meaning provided in Section 4.1.

1.1.45	“Regulation AB” means 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Securities and Exchange Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1506 (Jan. 7, 2005)) or by the staff of the Securities and Exchange Commission, or as may be provided by the Securities and Exchange Commission or its staff from time to time.

1.1.46	“S&P” means Standard & Poor’s Ratings Services a division of McGraw Hill Financial Inc., or its successor, or if it is dissolved or liquidated or no longer performs the functions of a securities rating agency, such other nationally recognized securities rating agency agreed upon by Service Provider and Service Recipient.

1.1.47	“Securities Act” means the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

1.1.48	“Securities Exchange Act” means the provisions of the Securities Exchange Act of 1934 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

1.1.49	“Securitization Payment Date” means the 15th day of each calendar month, of, if the 15th day is not a Business Day, then the next Business Day.

1.1.50	“Securitization Servicing Agreement” has the meaning provided in the preamble.

1.1.51	“Securitization Trust” has the meaning provided in the preamble.

1.1.52	“Security Breach” has the meaning provided in Section 11.1.8.

1.1.53	“Security Notices” has the meaning provided in Section 11.1.5.

1.1.54	“Service Provider” has the meaning provided in the preamble.

1.1.55	“Service Provider Data” has the meaning provided in Section 11.1.2.

1.1.56	“Service Provider Materials” has the meaning provided in Section 21.2.

1.1.57	“Service Recipient” has the meaning provided in the preamble.

1.1.58	“Service Recipient Data” has the meaning provided in Section 11.1.1.

1.1.59	“Service Recipient Materials” has the meaning provided in Section 21.3.

1.1.60	“Services” means the particular services listed in Schedule 1 to this Agreement (as amended from time to time in accordance with Section 18).

1.1.61	“Short Term Investments” means, for any Person as of any date of determination, the sum of all unrestricted (i) cash, (ii) Cash Equivalents and (iii) Investment Securities, in each case, held by such Person on such date of determination.

1.1.62	“SOW” has the meaning provided in Section 2.1.

1.1.63	“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, trust or other business entity of which more than 50% of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly, through one or more intermediaries, or both, by such Person.

1.1.64	“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or delay in paying any of the same).

1.1.65	“Term” has the meaning provided in Section 7.1.

1.1.66	“Termination Event” has the meaning provided in Section 7.3.

1.1.67	“Third Party” means any Person who is not a Party hereunder or an Affiliate of a Party.

1.1.68	“Third Party Materials” has the meaning provided in Section 21.2

1.1.69	“Tier 1 Capital Hot Trigger Event” means, on the last day of any fiscal quarter beginning with the fiscal quarter ending in September 2014, the Minimum Tier 1 Common Ratio is less than 8.5%.

1.1.70	“Tier 1 Capital Warm Trigger Event” means, on the last day of any fiscal quarter beginning with the fiscal quarter ending in September 2014, the Minimum Tier 1 Common Ratio is less than 10.0%.

1.1.71	“Tier 1 Common Capital” means with respect to Synchrony Financial, as of any date of determination, tier 1 capital (as calculated in accordance with Basel I) less the non-common equity elements of tier 1 capital, including any perpetual preferred stock and related surplus, minority interest in subsidiaries, trust preferred securities and mandatory convertible preferred securities.

1.1.72	“Total Risk-Weighted Assets” means, with respect to Synchrony Financial, as of any date of determination, the aggregate balance sheet and off-balance sheet assets of Synchrony Financial after giving effect to the assignment of different risk weightings to the various balance sheet and off-balance sheet assets and calculated in accordance with Basel I or Basel III, as applicable.

1.1.73	“Trigger Event” means the Minimum Liquidity Warm Trigger Event, Tier I Capital Warm Trigger Event, Minimum Liquidity Hot Trigger Event or Tier I Capital Hot Trigger Event.

1.1.74	“VAT” shall mean any value added Tax, services, sales, use, consumption, goods and services Tax or similar Tax, including such Tax as may be levied in accordance with (but subject to derogation from) EC Directive 2006/112/EC (and other EC directives relating to VAT) and/or local legislation imposing value added tax in the relevant jurisdiction.

1.2	Other Terms.

1.2.1	Capitalized terms used in this Agreement but not defined here have the meanings given elsewhere in this Agreement, or, if not defined in this Agreement, in the Securitization Servicing Agreement.

1.2.2	Any reference in this Agreement to a section, clause or schedule shall be deemed to be a reference to a section, clause or schedule of this Agreement.

1.2.3	Words denoting the singular herein shall be construed so as to include the plural also and vice versa as the context so requires.

2.	Services

2.1	Service Provider shall provide the Services provided in Schedule 1 pursuant to the terms set out in this Agreement. In addition, the Parties may (but are not required to) enter into additional separate statements of work (Schedule 1 and such additional statements of work hereinafter referred to as a “SOW”), which may (a) specify additional Services to be provided, (b) identify changes and/or amendments to the description of the Services hereunder and/or (c) reference specific local operational and/or commercial requirements not contemplated in this Agreement together with specified service levels. Each such SOW will be deemed to incorporate by reference the terms and conditions of this Agreement unless the applicable SOW expressly states otherwise. Any future amendment to or modification of the terms and conditions of this Agreement shall be deemed incorporated into each SOW hereunder without the necessity of further action by either Party. Each SOW will be deemed a separate contract between Service Provider and Service Recipient. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of a SOW, the terms and conditions of this Agreement shall prevail; provided however, that (i) particular terms of a SOW shall prevail (but with respect to conflicts between this Agreement and that particular SOW only) if the term is included in a section of the SOW titled “TERMS OF THIS SOW THAT TAKE PRECEDENCE OVER THE TERMS OF THE AGREEMENT” and (ii) notwithstanding item (i), in the case of any conflict or inconsistency between the terms and conditions of a SOW and the terms and conditions of Schedule 3, the terms and conditions of Schedule 3 will prevail. All SOWs will be substantially in the form of Schedule 4 to this Agreement.

2.2	Service Provider will provide the Services at the requisite standard as provided in this Agreement and each SOW.

2.3	Special terms (as applicable) apply in relation to Service Recipient as set out in Schedule 3. In the case of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of Schedule 3, the terms and conditions of Schedule 3 will prevail.

2.4	[RESERVED]

2.5	Service Recipient’s and Service Provider’s responsibilities and obligations under this Agreement are as follows:

2.5.1	For the successful completion of the Services, each Party shall:

•	comply with applicable Laws;

•	provide reasonable access to knowledgeable personnel (functional experts) if needed and requested by the other Party;

•	cooperate with the other Party, including by making available management decisions, information, approvals and acceptances, as reasonably requested by a Party so that such Party may accomplish its obligations and responsibilities hereunder;

•	resolve issues in a timely fashion to ensure that Service Provider can meet its obligations and meet specified service levels (if any) as provided in this Agreement and each SOW; and

•	participate in scheduled meetings to review status.

2.5.2	For the successful completion of the Services, Service Provider shall:

•	comply with applicable Laws governing performance of its obligations under this Agreement and each SOW hereunder;

•	participate in scheduled meetings with Service Recipient to discuss the Services provided under this Agreement and each SOW;

•	prioritize and co-ordinate tasks in discussion with Service Recipient;

•	report to Service Recipient any issues that affect (or may potentially affect) the delivery and/or performance of Services as soon as reasonably practicable and work to address such issues in a timely manner;

•	promptly notify Service Recipient in the event that Service Provider becomes aware of any error in a monthly noteholder statement and consult with Service Recipient as to the need to amend any previously delivered noteholder statement;

•	provide the Services with reasonable care and diligence, consistent with the level of quality that Service Provider provides to itself and its customers and in accordance with the Contracts, the Credit Card Program Agreements and the Credit and Collection Policies;

•	promptly report to Service Recipient any known material breach of its obligations hereunder or the occurrence of a Trigger Event;

•	calculate the Minimum Tier 1 Common Ratio and the other calculations described in the definitions of Minimum Liquidity Warm Trigger Event, Tier 1 Capital Warm Trigger Event, Minimum Liquidity Hot Trigger Event and Tier 1 Capital Hot Trigger Event; and

•	perform the Services in accordance with the terms of this Agreement and any applicable SOW; and

•	permit Service Recipient to participate in a monthly meeting to discuss the results of the previous month’s Performance Report.

2.5.3	During the Term, Service Recipient agrees not to amend the Securitization Servicing Agreement without the prior written consent of Service Provider, which consent shall not be unreasonably withheld or delayed.

2.6	Business Continuity and Disaster Recovery

2.6.1	“Business Continuity Plan” means an applicable comprehensive business continuation program, supporting certain existing Disaster Recovery Plans, that defines the recovery process to be followed by Service Provider to maintain critical business functions (including critical service providers and processes) with respect to the Services during an unexpected business interruption.

2.6.2	“Disaster Recovery Plan” means an applicable plan that describes the process and procedures required to be performed with respect to certain information technology in order to recover data in the event of a disaster.

2.6.3	Service Provider shall have in place during the Term of this Agreement a Business Continuity Plan and/or Disaster Recovery Plan applicable to each service or piece of information technology as the context may require, and at a minimum, in accordance with commercially reasonable standards and in accordance with such further terms and/or standards (if any) provided in (i) an applicable SOW hereunder and/or (ii) Schedule 3. Service Provider agrees that it will test the Business Continuity Plans and Disaster Recovery Plans as appropriate based on Service Provider’s risk-based priority testing requirements, but in any event at least annually.

2.7	Service Provider shall maintain fidelity bond or other appropriate insurance coverage insuring against losses through wrongdoing of its officers and employees who are involved in the servicing of credit card receivables covering such actions and in such amounts as Service Provider and Service Recipient mutually agree to be reasonable from time to time; provided that such amount shall not be in excess of the amount maintained by Service Recipient in accordance with the Securitization Servicing Agreement.

2.8	Service Recipient and Service Provider will each appoint an equal number of members to an oversight panel having such number of members as the Parties shall mutually agree and meeting periodically with such frequency as the Parties shall mutually agree (but in any event, at least quarterly) to review the performance by the Parties under this Agreement. Absent an agreement by the Parties as to the composition oversight panel, each Party shall appoint three members to such oversight panel.

3.	Compensation

3.1	In consideration for the provision of the Services, Service Recipient shall make payment on a monthly basis to Service Provider on each Securitization Payment Date, unless otherwise determined in accordance with Schedule 1, of an amount equal to a fee (the “Fee”) determined in accordance with Schedule 2. Service Recipient shall instruct the Indenture Trustee to pay a portion of the Monthly Servicing Fee payable under the Securitization Servicing Agreement in an amount equal to the Fee directly to Service Provider.

3.2	Except as otherwise explicitly provided in this Agreement, Service Provider shall be required to pay for all expenses incurred by it in connection with providing the Services (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment or reimbursement of those expenses other than the Fee.

3.3	Prior to the Second Business Day preceding each Securitization Payment Date, Service Provider shall issue an invoice to Service Recipient that lists the Fee payable for the preceding Monthly Period, together with available supporting documentation as requested by Service Recipient.

4.	Records and Reports

4.1	Service Provider shall keep full and true books and records in respect of Services provided pursuant to this Agreement and any SOW (hereinafter the “Records”) and maintain the Records for the purposes of inspections for a period sufficient for Service Recipient to comply with its obligations under Applicable Law and its applicable document retention policies (which obligations, laws, and policies have been disclosed to Service Provider), unless otherwise specified in Schedule 3. In the alternative, if no such period is specified, Service Provider shall keep and maintain the Records for a period of ten (10) years.

4.2

A Party shall comply with all reasonable advance written requests of the other Party (and/or the Party’s internal or external auditors or Governmental Entities) to review the Records of the Party consistent with applicable Law, such review to be at the expense of the requesting Party. Subject to applicable Law, the requesting Party and/or its internal or external auditors or Governmental Entities shall be entitled to make copies and extracts from the Records at the requesting Party’s own expense. If the audited Party’s compliance with, cooperation with and/or support of any such Records review related to such audited Party will cause the audited Party to expend additional resources that it otherwise would not spend in the normal course of providing the Services, the audited Party will notify the requesting Party of such requirement for additional resources (and the hourly rate associated with each). Upon the requesting Party’s authorization, the audited Party will provide such assistance, the requesting Party will be charged at such associated hourly rates for person hours expended by the audited Party personnel in supporting the requesting Party in connection with such Records review;

provided that after the occurrence of a Termination Event, any reasonable out of pocket expenses incurred by Service Recipient in connection with a review of the Records of Service Provider shall be borne by Service Provider and Service Provider shall not be entitled to charge Service Recipient for its costs and expenses in connection with assisting in such review.

4.3	Service Provider’s transfer pricing material directly relating to the Services (it being understood that Service Provider may redact or reformat portions of such material to protect any data not directly related to the Services or otherwise sensitive data) shall be available upon request for an independent review by Service Recipient’s internal or external local statutory and/or tax auditor or Governmental Entities.

4.4	Each Party, at its own expense, agrees to permit an audit to be undertaken upon advance written notice and as reasonably necessary, when it is requested by the other Party or its representatives in order to comply with applicable Laws related to banking, financial, or data privacy rules or regulations.

4.5	In addition to audit rights as described in the previous section, Service Recipient and its auditors, agents and regulators shall have the right, upon reasonable prior notice and during normal business hours, to conduct on-site and off-site reviews and audits of Service Provider’s operations and performance with respect to the provision of the Services and compliance with the terms of this Agreement and laws applicable to Service Provider. Prior to the occurrence of a Termination Event, Service Provider shall pay the costs and expenses of delivery of a yearly public accounting firm’s attestation report in connection with the Services as required by Item 1122 of Regulation AB, and Service Recipient’s reasonable out of pocket costs and expenses of one additional audit per calendar year. The costs and expenses associated with any additional audits shall be the responsibility of Service Recipient, except upon the occurrence of a Termination Event, in which case the reasonable out of pocket costs and expenses of any additional audits shall be borne by Service Provider. Service Provider shall promptly take action to remediate any deficiencies discovered in the course of the attestation report work or any other audit and shall implement any reasonably required remediation plans, which shall be developed in consultation with Service Recipient.

4.6	Service Provider shall provide the reports set forth in a SOW, or as may be requested by a Governmental Entity (e.g. performance reports, control audits, financial statements, security, and business resumption testing reports). Additionally, Service Provider shall use commercially reasonable efforts to provide additional reports as reasonably requested by Service Recipient. To the extent a report requested in accordance with the preceding sentence cannot be provided with commercially reasonable effort and expense, Service Provider will notify Service Recipient and shall provide the additional reports at the expense of Service Recipient.

5.	VAT

The amounts determined in accordance with Schedule 2 are exclusive of any VAT that is assessed on the provision of the Services as a whole or on any particular Service, and it is the responsibility of both Service Provider and Service Recipient to ensure that the correct VAT is applied to any charge and/or Fee in respect of any Services provided. For the avoidance of doubt in the event that VAT is chargeable, including when in addition to the amounts determined in accordance with Schedule 2, Service Recipient shall pay all VAT amounts to Service Provider (including in addition to those amounts on provision of a valid VAT invoice to Service Recipient). If applicable, the parties shall reasonably cooperate with respect to preparing any statements, forms, documentation or other necessary information to establish an exemption or reduction in any such taxes.

6.	Withholding For Tax

6.1	All payments under this Agreement will be made without any deduction or withholding for, or on account of, any Tax unless such deduction or withholding is required by any applicable Law in effect at the time that the Tax is due to be paid.

6.2	To the extent Service Recipient (the “payor”) is not required to deduct or withhold Tax by virtue of Service Provider’s (the “payee”) exempt status under a specific treaty or Law, payee will provide payor with all necessary documents to support payor’s exempt status.

6.3	If payor is so required to deduct or withhold Tax, then payor will:

6.3.1	promptly notify payee of such requirement;

6.3.2	pay to the relevant authorities the full amount required to be deducted or withheld; and

6.3.3	promptly forward to the payee an official receipt (or a certified copy), or other documentation reasonably acceptable to the payee, evidencing such payment to the authorities.

6.4	If payor is a “United States person” (as that term is defined in section 7701(a)(30) of the United States Internal Revenue Code), the above withheld amounts shall be treated as paid to the payee for purposes of this Agreement. If the payor is not a “United States person” (as that term is defined in section 7701(a)(30) of the United States Internal Revenue Code), payor shall pay and bear such withholding, such that payee shall receive (after all such applicable withholding) an amount equal to the amount it would have received under this Agreement in the absence of such withholding.

7.	Term and Termination; Remedies

7.1	The “Term” of this Agreement shall begin on the Effective Date and end on the earlier of (i) termination of this Agreement by Service Recipient or Service Provider in accordance with Section 7.2, 7.3 or 13 and (ii) the date on which Service Recipient shall transfer servicing under the Securitization Servicing Agreement to Service Provider or an Affiliate thereof or to a successor Servicer in accordance with Section 7.6. Other than as set forth in Section 7.10, Service Provider shall have the sole right to perform the Services during the Term and Service Recipient shall not have the right to engage others to perform any portion of the Services or to perform the Services internally during the Term.

7.2	Service Provider may terminate this Agreement and its obligations to provide the Services, in whole, for cause, if (i) Service Recipient fails to pay any material amount owing under this Agreement on a timely basis or (ii) Service Provider’s ability to provide a material portion of the Services is prohibited by any law, rule or regulatory requirement.

7.3	Service Recipient may terminate the Services, in whole or in part upon the occurrence of one of the following events (each, a “Termination Event”): (i) a Change of Control; (ii) the occurrence of an Insolvency Event of Service Provider; (iii) Service Provider or an Affiliate thereof shall be qualified to accept an assignment of Service Recipient’s rights and obligations under the Securitization Servicing Agreement and shall fail to accept such assignment from Service Recipient within 120 days after the earlier of (x) the date on which Service Provider meets the rating requirements in Section 6.2 of the Securitization Servicing Agreement and the Rating Agency Condition is satisfied with respect to such assignment and (y) the date on which the Notes of all Series that are Outstanding on the date hereof shall have either been paid in full or shall have consented to such assignment and, if required by the Securitization Servicing Agreement, the Rating Agency Condition is satisfied with respect to such assignment; provided that no Termination Event shall result if the failure to accept such assignment shall result from Service Recipient’s failure to cooperate in good faith with Service Provider to accomplish such assignment or (iv) the failure of Service Provider to perform any Service in accordance with this Agreement that, with giving of notice or lapse of time, would constitute a Servicer Default, which such failure continues unremedied for 53 days (or, if the Termination Event is a result of Service Provider’s failure to make any payment, transfer or deposit, 4 business days) after the date of written notice thereof shall have been received by Service Provider; provided that if Service Provider’s failure was caused by an act of God or other similar occurrence then a Termination Event shall not be deemed to have occurred until 7 days prior to the date on which a Servicer Default would result from such failure.

7.4	Service Provider shall promptly, and in any event within 2 Business Days, notify Service Recipient of the occurrence of a Termination Event.

7.5	Termination or expiration of this Agreement or any SOW shall not terminate the obligation of the Parties to pay fees and expenses that may be due and unpaid on the date of termination or expiration or for Services that have been provided but which have not yet been invoiced on the date of termination or expiration.

7.6	Upon the termination of Service Provider’s appointment or the termination or expiration of this Agreement, Service Provider agrees to reasonably facilitate the transition of all or the terminated portion of the Services, as applicable, from Service Provider to one or more alternate subservicers or to Service Recipient and shall pay commercially reasonable costs and expenses related to the transition of Services. At the request of Service Recipient, Service Provider will continue to provide the Services for a transition period not to exceed 12 months following the expiration or termination of this Agreement in order to ensure a smooth transition. During such transition period, Service Provider shall continue to be paid the Fee. Thereafter, Service Provider will provide reasonable post-termination assistance, on a time and materials basis, with respect to transactions occurring prior to the end of such transition period. If requested by Service Provider, prior to provision of termination or expiration assistance to any designee of Service Recipient, Service Recipient will ensure that such designee has first signed a confidentiality agreement with Service Provider, which contains terms and conditions reasonably acceptable to Service Provider.

7.7	Service Recipient covenants and agrees that it shall not resign as Servicer under the Securitization Servicing Agreement during the Term of this Agreement unless (i) permitted to resign in accordance with the Securitization Servicing Agreement and (ii) any successor Servicer has entered into a subservicing agreement with Service Provider to perform the Services on substantially the same terms provided in this Agreement, with such subservicing agreement to be in form and substance reasonably satisfactory to Service Provider. Service Provider and Service Recipient agree to cooperate to take all actions reasonably necessary to cause the transition of servicing under the Securitization Servicing Agreement to Service Provider or an Affiliate thereof as soon as reasonably practicable after the assignment of servicing to Service Provider would become permissible under the Securitization Servicing Agreement, but in no event later than 120 days after the latest maturity date of any Series of Notes outstanding on the Effective Date.

7.8	If, as of the last day of any fiscal quarter beginning with the fiscal quarter ending September 2014, either a Minimum Liquidity Warm Trigger Event or a Tier 1 Capital Warm Trigger Event occurs, Service Recipient may require Service Provider to take the following actions:

(1)	permit Service Recipient to conduct additional inspections and/or audits, not more frequently than once during any 90-day period and to reimburse Service Recipient for any reasonable out of pocket expenses in connection therewith; and

(2)	at Service Provider’s expense, enter into a backup subservicing agreement with a backup servicer to perform the obligations of a “warm” backup servicer, which obligations shall include:

a.	an agreement by the backup servicer to perform the Services and the obligations of the Servicer Provider under this Agreement within 90 days of receiving written notice of the occurrence of a Termination Event; and

b.	receiving copies of a computer file from Service Provider no later than 30 days following the end of each Monthly Period, confirming that the information contained therein is readable and contains the information necessary to permit the backup servicer to prepare all monthly noteholder statements required to be delivered in accordance with the Securitization Servicing Agreement.

7.9	If, as of the last day of any fiscal quarter beginning with the fiscal quarter ending September 2014, either a Minimum Liquidity Hot Trigger Event or a Tier 1 Capital Hot Trigger Event occurs, Service Recipient may require Service Provider to take the following actions:

(1)	permit Service Recipient to conduct additional inspections and/or audits, not more frequently than once during any 30-day period and to reimburse Service Recipient for any reasonable out of pocket expenses in connection therewith; and

(2)	at Service Provider’s expense, enter into a backup subservicing agreement with a backup servicer to perform the obligations of a “hot” backup servicer, which obligations shall include:

a.	an agreement by the backup servicer to perform the Services and the obligations of the Servicer Provider under this Agreement within 45 days of receiving written notice of the occurrence of a Termination Event;

b.	receiving copies of a computer file from Service Provider no later than 7 days following the end of each calendar month, confirming that the information contained therein is readable and contains the information necessary to permit the backup servicer to prepare all monthly noteholder statements required to be delivered in accordance with the Securitization Servicing Agreement;

c.	completing trial conversions to transfer the data contained in the computer file described above to the backup servicer’s servicing system; and

d.	recalculating all monthly noteholder statements that Service Provider is required to deliver pursuant to the Securitization Servicing Agreement.

7.10	If Service Provider fails to perform any of its obligations under this Agreement, and such failure has a material adverse effect on either the Securitization Trust or Service Recipient’s ability to satisfy its obligations under the Securitization Servicing Agreement and such failure has not been cured after seven Business Days (or two Business Days with respect to Service Provider’s failure to make any payment, transfer or deposit when required) after the date written notice thereof shall have been received by Service Provider, Service Recipient shall be entitled to conduct not more than two additional inspections and/or audits per calendar year and Service Provider shall reimburse Service Recipient for any invoiced reasonable out of pocket costs and expenses in connection therewith. Additionally, if Servicer Provider’s failure to perform any part of the Services results in a material adverse effect on either the Securitization Trust or Service Recipient’s ability to satisfy its obligations under the Securitization Servicing Agreement and Service Provider has not resumed providing such services within 30 days (or three Business Days with respect to Service Provider’s failure to make any payment, transfer or deposit when required) after the date written notice thereof shall have been received by Service Provider, Service Recipient may, at its option, take control of the related Services that Service Provider has failed to perform and, in doing so, may take such other action as Service Recipient deems reasonably necessary to prevent a “Servicer Default” (as defined in the Securitization Servicing Agreement) resulting from such failure to perform, including engaging a Third Party service provider. Such step-in rights will continue until Service Provider establishes to Service Recipient’s reasonable satisfaction that Service Provider is capable of providing the Services and can resume providing the Services. Servicer Provider shall promptly and duly execute and deliver any and all further instruments and documents, and take such further action, that may be necessary or desirable or that Service Recipient may request to enable the Service Recipient to exercise and enforce its step-in rights under this Section 7.10. Service Provider shall reimburse Service Recipient for any invoiced reasonable out-of-pocket costs and expenses in connection with exercising step-in rights as described in this Section 7.10.

8.	Confidentiality

8.1

Each Party shall keep secret and maintain in strict confidence the other Party’s Confidential Information (as defined below) and shall protect such information with at least the same degree of care as such Party exercises with its own information, but in no event less than a reasonable degree of care, provided that, consistent with applicable Law, Service Provider may disclose such information, to properly authorized entities as and to the extent necessary for performance of the Services and enforcement of this Agreement, and Service Recipient may disclose such information, consistent with applicable Law, to Affiliates and Third Parties as and to the extent necessary for the conduct of its business, where in each such case, the receiving entity first agrees in writing to obligations substantially similar to those described in this Section 8, and subject to applicable Law, as and to the extent necessary for enforcement of this Agreement. Both Parties agree to limit disclosure of the other Party’s Confidential Information to individuals who have a legitimate “need to know” the same. “Confidential Information” shall mean all information, in any form: (i) that is furnished to, obtained from, or disclosed to, directly or indirectly, the other Party under this Agreement or disclosed to Service Recipient under the Securitization Servicing Agreement (whether prior to or on and after the Effective Date) and (ii) that is (A) marked or designated in writing in a manner to indicate it is confidential, restricted, or with a similar designation or (B) of a nature that a reasonable person would understand it to be confidential. In connection with the disclosure of any Confidential Information in a Dispute or proceeding to enforce this Agreement, the disclosing Party will in doing so make every effort to secure confidential treatment of any materials disclosed.

8.2	Confidential Information of a Party shall not:

8.2.1	be used by the other Party for any purpose other than that of provision or receipt of the Services under this Agreement or the Securitization Servicing Agreement or the enforcement of this Agreement; and

8.2.2	be used except to the extent necessary to satisfy that Party’s obligations under this Agreement or the Securitization Servicing Agreement or the enforcement of its rights hereunder.

No portion of a Party’s Confidential Information shall be sold, assigned, leased, commercially exploited, or otherwise disposed of by or on behalf of the other Party, its Affiliates, authorized representatives, employees or agents.

8.3	Consistent with applicable Law, this obligation of secrecy and confidentiality shall not apply to information which:

8.3.1	at the time of disclosure to the receiving Party is in the public knowledge as evidenced by printed publication or otherwise; or

8.3.2	after disclosure to the receiving Party becomes part of the public knowledge through no fault of a Party;

8.3.3	was in the possession of the receiving Party at the time of disclosure to it, without obligation of confidentiality; it being understood that Confidential Information received by Service Recipient as Servicer under the Securitization Servicing Agreement, whether prior to or on and after the Effective Date, shall be deemed to have been received subject to an obligation of confidentiality;

8.3.4	after its disclosure to the receiving Party, was legally received from a Third Party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure;

8.3.5	was independently developed by the receiving Party without reference to, reliance on, or knowledge of Confidential Information of the disclosing Party; or

8.3.6	the receiving Party has received permission in writing from the disclosing Party to disclose.

8.4	A Party shall not be considered to have breached its obligations by disclosing Confidential Information of the disclosing Party as required to satisfy any legal requirement of a competent Government Entity (including a court order, subpoena, or other valid administrative or judicial notice), in a manner consistent with applicable Law, provided that, immediately upon receiving any such request and to the extent that it may legally do so, the receiving Party promptly advises the disclosing Party of the request prior to making such disclosure. If (absent a protective order, the receipt of a waiver hereunder, or for any reason) the receiving Party is nonetheless legally compelled to disclose such Confidential Information, the receiving Party may disclose such Confidential Information without liability hereunder, but will in doing so make every effort to secure confidential treatment of any materials disclosed. In addition, a Party shall not be considered to have breached its obligations by disclosing Confidential Information (other than data that is personally identifiable to a particular person) to its attorneys, auditors, and other professional advisors, consistent with applicable Law, in connection with services rendered by such advisors, provided that such Party has confidentiality agreements with such professional advisors or such advisors owe professional confidentiality obligations to the Party.

8.5	In the event of any actual or suspected misuse, disclosure or loss of, or inability to account for, any Confidential Information of the disclosing Party, the receiving Party promptly shall (i) notify the disclosing Party upon becoming aware thereof; (ii) promptly furnish to the other Party full details of the unauthorized possession, use, or knowledge, or attempt thereof, and use reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information; (iii) take such actions as may be necessary or reasonably requested by the disclosing Party to minimize the violation; (iv) reimburse the disclosing Party for all costs, losses and expenses actually incurred by the disclosing Party; and (v) cooperate in all reasonable respects with the disclosing Party to minimize the violation and any damage resulting therefrom.

8.6

The Parties acknowledge and agree that all such Confidential Information in any form, and any copies and/or extracts thereof, are and shall remain the sole and exclusive property of the disclosing Party. Upon the termination of this Agreement or as requested by the disclosing Party during the term of this

Agreement, the receiving Party shall promptly destroy or deliver to the disclosing Party all Confidential Information of the disclosing Party, provided that each Party may keep such Confidential Information if and as long as required by any applicable Law or court or Governmental Entity order (or as a result of any automatic electronic archive and back-up procedures) and provided further that a Party shall have no obligation to destroy any Confidential Information that is subject to a claim, dispute, lawsuit, or subpoena or in any other circumstances in which such Party reasonably believes that destruction of such Confidential Information would be unethical or unlawful. Subject to the previous, if Confidential Information is destroyed by the receiving Party rather than returned to the disclosing Party, an officer duly authorized to bind the receiving Party will provide a written certification of same to the disclosing Party.

8.7	This Section 8 shall remain in full force and effect notwithstanding any termination of this Agreement.

9.	Liability

9.1	Either Party will indemnify, defend and hold harmless the other Party, its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, “Indemnitees”), for all claims, losses or damages suffered by the other Party that result from such Party’s failure to observe or perform any of its duties, obligations or covenants, any acts or omissions of such Party or its agents, any breach of such Party’s representations and warranties, unauthorized cessation of the Services, infringement of any third parties intellectual property rights or other breach of provisions relating to intellectual property or any bad faith, gross negligence or willful misconduct in the performance of its duties, including, without limitation:

•	Any claim that, if true, would arise from or be attributable to a breach of such Party’s obligations under Section 8 (Confidentiality) and/or Section 11 (Data Privacy and Security);

•	Any claim that, if true, would arise from or be attributable to an intentional tort, willful misconduct (including intentional breach of contract), unlawful conduct, or gross negligence of a Party (or any Person for which that Party is responsible).

9.2	NOTWITHSTANDING ANYTHING TO THE CONTRARY, NO PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL LOSS, DAMAGE OR EXPENSE THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTIONS CONTEMPLATED HEREUNDER.

9.3	A Party’s non-performance of its obligations under this Agreement or a SOW hereunder shall be excused if and to the extent such non-performance results from the other Party’s failure to perform its responsibilities hereunder; provided that such Party (i) has notified the other Party of the effect of that other Party’s failure on such Party promptly after such Party becomes aware of it, and (ii) uses commercially reasonable efforts to perform notwithstanding the other Party’s failure.

9.4	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SERVICE PROVIDER EXPRESSLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, NON-INTERRUPTION OF USE, AND FREEDOM FROM PROGRAM ERRORS WITH RESPECT TO THE SERVICES.

9.5	In no event shall Service Provider or Service Recipient have any responsibility or liability under this Agreement for or with respect to the origination or underwriting of the Transferred Receivables, determining eligibility of the Receivables for inclusion in the Securitization Trust, the credit performance of the Transferred Receivables, the ability of the Securitization Trust to generate the payments to be distributed to the noteholders or the solvency of the Securitization Trust; it being understood that certain Affiliates of Service Provider may be responsible for the aforementioned duties under the agreements governing the Securitization Trust’s securitization program and nothing in this Agreement shall impact that duties and obligations of such parties under the agreements relating to the Securitization Trust’s securitization program.

10.	Representations and Warranties of the Parties

10.1	Service Recipient hereby represents and warrants to Service Provider, as of the date hereof:

(a)	It is a Delaware corporation, duly organized, and validly existing in good standing under the laws of the State of Delaware and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate any law or regulation applicable to Service Recipient, or the terms of the articles or bylaws of Service Recipient and will not result in a breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Service Recipient is a party;

(b)	All approvals, authorizations, licensees, registrations, consents, and other actions by, and notices to, and filings with any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Service Recipient, have been obtained;

(c)	There is no material claim nor any material litigation, proceeding, arbitration, investigation, or controversy pending, to which Service Recipient is a party, that would adversely affect this Agreement; no such claim, litigation, proceeding arbitration, investigation, or controversy has, to Service Recipient’s knowledge, been threatened or is contemplated; to Service Recipient’s knowledge, no facts exist which would provide a basis for any such claim, litigation, proceeding, arbitration, investigation, or controversy; and Service Recipient is not subject to any agreement with any regulatory authority with respect to its operations adversely affecting this Agreement; and

(d)	Service Recipient is not insolvent.

10.2	Representations and Warranties of Service Provider. Service Provider hereby represents and warrants to Service Recipient, as of the date hereof:

(a)	Service Provider is a corporation, duly organized, and validly existing in good standing under the laws of the State of Delaware and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate any law or regulation applicable to Service Provider, or the terms of the articles of organization, operating agreement or bylaws of Service Provider and will not result in a breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Service Provider is a party;

(b)	All approvals, authorizations, licensees, registrations, consents, and other actions by, and notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Service Provider, have been obtained;

(c)	There is no material claim nor any material litigation, proceeding, arbitration, investigation, or controversy pending to which Service Provider is a party, that would adversely affect this Agreement; no such claim, litigation, proceeding arbitration, investigation, or controversy has, to Service Provider’s knowledge, been threatened or is contemplated; to Service Provider’s knowledge, no facts exist which would provide a basis for any such claim, litigation, proceeding, arbitration, investigation, or controversy; and Service Provider is not subject to any agreement with any regulatory authority with respect to its operations adversely affecting this Agreement; and

(d)	Service Provider is not insolvent.

11.	Data Privacy and Security

11.1	Definitions.

11.1.1	“Service Recipient Data” means Personal Data, Employment Data, financial data, and all other information concerning Service Recipient or any Affiliate, or its personnel, clients or customers, provided to Service Provider by or on behalf of Service Recipient, or created by Service Provider based on information provided by or on behalf of Service Recipient.

11.1.2	“Service Provider Data” means Personal Data, Employment Data, financial data, and all other information concerning Service Provider or any Affiliate, or its personnel, clients or customers, provided to Service Recipient by or on behalf of Service Provider, or created by Service Recipient based on information provided by or on behalf of Service Provider.

11.1.3	“Employment Data” means any information about an identified or identifiable individual that is obtained in the context of such person’s working relationship with Service Recipient, Service Provider or any Affiliate. Such persons include, for example, job applicants, employees (whether temporary or permanent), contingent workers, retirees, and former employees, as well as any dependents or others whose Personal Data have been given to Service Recipient or Service Provider or any Affiliate by such persons.

11.1.4	“Data Protection Laws” means Laws relating to data privacy, trans-border data flows or data protection, such as: (i) with respect to European Union applicant or member countries, the subordinate legislation implementing the European Union Data Protection Directive 95/46/EC (and any amendments thereto) (the “Directive”), and any additional European Union applicant or member country data protection, information security and privacy Laws, in the country where the Services are to be delivered; (ii) Title V of the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 and regulations promulgated under that Act; (iii) the Health Insurance Portability and Accountability Act of 1996, and regulations promulgated under that Act and (iv) with respect to all countries other than those governed by the laws in this Section, all Laws similar to or addressing the same subject matter covered in this Section 11.1.4.

11.1.5	“Security Notices” means all filings, communications, notices, press releases or reports related to any Security Breach.

11.1.6	“Personal Data” means any information relating to an identified or identifiable natural person (which includes legal entities in certain EU jurisdictions) (each, a “Data Subject”), including, a Data Subject’s name, address, telephone number, e-mail address, business contact information, social security number, driver’s license number, financial account number or other financial information, or medical or health-related information.

11.1.7	“Processing” (and its derivatives, such as “Process”) means any operation or set of operations performed upon Service Recipient Data by Service Provider or upon Service Provider Data by Service Recipient, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, accessing, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, blocking, erasure, or destruction.

11.1.8	“Security Breach” means any event involving an actual compromise of the security, confidentiality or integrity of Service Recipient Data or Service Provider Data, including any unauthorized access or use, or loss or theft, of equipment containing Service Recipient Data or Service Provider Data.

11.2	Data Processing by Service Provider. Service Provider shall, at its own cost, Process Service Recipient Data only to the extent necessary to provide the Services or as otherwise instructed by Service Recipient in writing. Service Provider agrees to comply with all applicable Data Protection Laws, and to protect and maintain the privacy of such Service Recipient Data accordingly. Such compliance shall include, Service Provider (i) not disclosing any Service Recipient Data to any Third Party except as expressly provided in this Agreement or otherwise directed or authorized in writing by Service Recipient; (ii) ensuring that its employees and subcontractors who obtain or have access to Service Recipient Data comply at all times with the Data Protection Laws and the applicable provisions of this Agreement; and (iii) protecting and maintaining the security of all Service Recipient Data in Service Provider’s custody or under Service Recipient’s control. Service Provider shall immediately report to Service Recipient any unauthorized disclosure or use of or any unauthorized access to any Service Recipient Data in Service Provider’s custody or under Service Provider’s control. Where Service Recipient Data consists of Employment Data, Service Provider shall comply, subject to applicable Law, with any of Service Recipient’s data protection policies to the extent a copy of such policies and standards has been provided to Service Provider with such advance notice as shall be commercially reasonable to allow Service Provider to implement such policies.

11.3

Data Processing by Service Recipient. Service Recipient shall Process Service Provider Data only to the extent necessary to receive the Services for itself or for its Affiliates or as otherwise instructed by Service Provider in writing. Service Recipient agrees to comply with all applicable Data Protection Laws, and to protect and maintain the privacy of such Service Provider Data accordingly. Such compliance shall include, Service Recipient (i) not disclosing any Service Provider Data to any Third Party except as expressly provided in this Agreement or otherwise directed or authorized in writing by Service Provider; (ii) ensuring that its employees and subcontractors who obtain or have access to Service Provider Data comply at all times with the Data Protection Laws and the applicable provisions of this Agreement; and (iii) protecting and maintaining the security of all Service Provider Data in Service Recipient’s custody or under

Service Recipient’s control. Service Recipient shall immediately report to Service Provider any unauthorized disclosure or use of or any unauthorized access to any Service Provider Data in Service Recipient’s custody or under Service Recipient’s control. Where Service Provider Data consists of Employment Data, Service Recipient shall comply, subject to applicable Law, with any of Service Provider’s data protection policies to the extent a copy of such policies and standards has been provided to Service Recipient with such advance notice as shall be commercially reasonable to allow Service Recipient to implement such policies.

11.4	Data Security.

11.4.1	Either Party shall, upon the other Party’s request, provide the requesting Party with all information pertaining to its data security systems and procedures (physical, technological and organizational) reasonably required by the requesting Party to assess the adequacy (in the requesting Party’s sole discretion) of such systems and procedures with respect to the Services.

11.4.2	To the extent applicable to the Services, each Party shall comply, subject to applicable Law, with the data protection policies of the other Party to the extent a copy of such policies has been provided to such Party with such advance notice as shall be commercially reasonable to allow such Party to implement such policies.

11.4.3	Without limiting the foregoing, each Party shall implement and maintain physical, technical and organizational measures to ensure the security and confidentiality of Service Recipient Data and Service Provider Data in order to prevent, among other things, accidental, unauthorized or unlawful access, use, modification, disclosure, loss, or destruction of Service Recipient Data or Service Provider Data. The security measures taken shall be in compliance with applicable Data Protection Laws and any applicable local data or IT security requirements, and shall be adapted to the risks represented by the Processing and the nature of Service Recipient Data or Service Provider Data to be Processed, having regard to the state of the art and the cost of implementation.

11.5

European Union. If in the course of the Parties’ performance of this Agreement, any Personal Data will be transferred from a member state of the European Union to a jurisdiction outside the EU that has not been declared “adequate” for personal data protection by the European Commission, the Party becoming aware of this situation will inform the other unless it is already specified under a SOW, and Service Recipient and Service Provider (or other party who Processes data, if approved by both Parties) agree each Party shall comply with all Data Protection Laws applicable to its role in connection with such data transfer on its behalf and on behalf of the other Party, and shall comply with and, where needed, assist the other Party to comply with, all formalities required to be met, including the need to (a) execute the Standard Contractual Clauses for Controller-to-Processor

Transfers, which each Party acknowledges it has received as part of a separate data file, or such other data transfer agreement as agreed to by the Parties in writing; (b) if required by law, notify a data transfer to the local data protection authorities; (c) inform the other Party to such Processing unless otherwise specified in the relevant SOW; and (d) to provide without any delay a copy or access to a copy of such data transfer agreement (identified under (a) above) to any Party upon signature. Service Provider is authorized to transfer data to third parties for the purposes of the Services provided that the above conditions under this Section 11 are met. Service Provider shall also make sure all standard contractual clauses for controller to Processor transfers are available to Service Recipient when signed by Service Provider.

11.6	Agreements with Third Parties. Each Party represents and warrants that to the extent it provides any of the other Party’s Service Recipient Data or Service Provider Data (as applicable) to any of its suppliers, subcontractors and/or agents (such provision being necessary to Service Provider’s performance of (or Service Recipient’s receipt of) the Services), it shall maintain with such suppliers, subcontractors and/or agents during the Term contractual arrangements obligating such Third Parties to implement and maintain physical, technical and organizational data security measures consistent with the obligations placed on the Parties in Section 11.4.

11.7	Security Breach Notification and Communications.

11.7.1	A Party shall notify the other Party in the most expedient time possible and without unreasonable delay of any Security Breach involving any Service Recipient Data or Service Provider Data. The notifying Party shall also provide the other Party with a detailed description of the Security Breach, the type of data that was the subject of the Security Breach, the identity of each affected person, and any other information the other Party may request concerning such affected persons and the details of the Security Breach, as promptly as such information can be collected or otherwise becomes available.

11.7.2	The notifying Party shall take action immediately to investigate the Security Breach and to identify, prevent and mitigate the effects of any such Security Breach, and to carry out any recovery necessary to remedy the impact.

11.7.3	The Parties shall agree on which of them shall send out all Security Notices, provide all credit monitoring or other fraud alert services, and effect all other remedies to the extent any of the foregoing are required by applicable Law in relation to any Security Breach. To the extent such responsible Party takes any action in relation to any Security Breach experienced by Service Provider that is not required by any Governmental Entity or applicable Law, but is nonetheless customary in the industry or required under the other Party’s existing policies or contractual commitments, Service Recipient and Service Provider shall cooperate, in good faith, to equitably allocate the cost of such voluntary efforts between themselves.

11.7.4	To the extent permitted by applicable Law, the Party responsible under Section 11.7.3 shall provide the other Party with reasonable notice of, and the opportunity to comment on and approve, the content of all Security Notices prior to any publication or communication thereof to any Third Party, except the non-responsible Party shall not have the right to reject any content in a Security Notice that the responsible Party must include in order to comply with applicable Law.

11.7.5	Notwithstanding anything in this Section 11 or this Agreement to the contrary, Service Recipient and Service Provider shall cooperate with each other to ensure that Service Recipient provides Service Provider with only as much Service Recipient Data as is required for Service Provider to provide the Services hereunder. If Service Recipient intends to deliver to Service Provider more Service Recipient Data than is necessary for Service Provider to perform the Services and Service Provider, in light of this Section 11.7, does not wish to receive such Service Recipient Data, Service Recipient and Service Provider shall escalate the matter to their respective relationship managers who shall, in good faith, attempt to resolve the issue, including, if appropriate, by modification to this Section 11.7 solely for the specific Services for which the issue arose.

11.8	The Parties understand and agree that each may require the other to provide certain Personal Data such as the name, address, telephone number, and e-mail address of representatives in transactions, and that each may store such data in databases located and accessible globally by their personnel and use it for purposes reasonably related to the performance of this Agreement. Each Party agrees that it will comply with all legal requirements associated with transferring any Personal Data, will not share the other’s Personal Data beyond itself, its affiliates and its contractors, and shall use reasonable technical and organizational measures to ensure that the other’s Personal Data is processed in conformity with applicable data protection Laws. Each Party may obtain a copy of its Personal Data from the other and may submit updates and corrections to it by sending written notice in accordance with the “notice” provision in this Agreement.

12.	Notices

12.1	Notices.

12.1.1	All notices, demands, consents or other communications made under or in connection with the matters contemplated by this Agreement by any of the Parties to another Party (collectively, “Notice”) shall be sent by either (a) hand delivery (against a signed receipt), (b) express overnight courier with a reliable system for tracking delivery, or (c) electronic mail (so long as an automated return receipt is received by the sender).

12.1.2	Notices received by the recipient at its address below will be deemed given (i) on delivery, if delivered personally or sent by overnight courier or (ii) when the sender receives an automated message confirming delivery, if sent by email, it being agreed that the sender shall retain proof of transmission or delivery, as the case may be.

Party & Title of Individual	Address

Service Recipient:

The registered office of General Electric Capital Corporation, from time to time

General Electric Capital Corporation

201 High Ridge Road

Stamford, Connecticut 06927

Attention: Legal Department

Fred.Robustelli@ge.com

vikas.anand@ge.com

with a copy to	General Electric Capital Corporation 201 Merrit 7 Norwalk, Connecticut 06851 Attention: Capital Markets - Securitization tom.davidson@ge.com Michael.Paolillo@ge.com

Service Provider:	The registered office of Synchrony Financial, from time to time Synchrony Financial 777 Long Ridge Road, Building B Stamford, CT 06927 Attention: Treasurer

with a copy to	Synchrony Financial 777 Long Ridge Road, Building B Stamford, CT 06927 Attention: Lead Counsel

12.1.3	A Party named above may change its Notice details upon giving Notice to the other Parties named above of the change in accordance with this Section 12.1. That Notice shall only be effective on the third (3rd) business day after the date that the Notice has been received in accordance with Section 12.1.4 below or such later date as may be specified in the Notice.

12.1.4	Duly Given. Any Notice shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(i)	if delivered personally, on delivery;

(ii)	if sent by courier, on delivery; or

(iii)	if emailed, when the sender receives an automated message confirming delivery.

12.1.5	Outside Working Hours. Any Notice given outside working hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of working hours in such place.

13.	Force Majeure

13.1	No Party shall be held in breach of its obligation hereunder to the extent the performance or observance of such obligation (except payment of Fees hereunder) is prevented or delayed by reason of act of God, war and other hostilities, civil commotion, accident, strikes, lock-outs, trade disputes acts or restraints of governments, restrictions of imports or exports or any other cause not within the control of the Party concerned. However, this Section 13 shall not limit the rights of termination referred to in Section 7.

13.2	Where a Party is unable to comply with an obligation hereunder due to an event or circumstances referred to in Section 13.1 above, it shall forthwith notify the other Party of the nature and effect of such event or circumstance, and the Parties, where the same is practicable, shall use every reasonable endeavor to minimize such effect and to comply with their respective obligations herein contained, as nearly as may be practicable in their original form.

14.	Agency

Except as otherwise provided, nothing in this Agreement shall be construed to place a Party or its employees in the position of a partner, agent or employee of another Party and no Party or its employees shall have the power to bind the other Party with respect to Third Parties. Each Party covenants and agrees not to hold itself or its employees out as a partner, agent or employee of another Party with respect to this Agreement.

15.	Assignment

This Agreement shall not be assignable in whole or in part by either Party without the other Party’s written consent, which shall not be unreasonably withheld, and any attempted assignment without such consent shall be void; except that Service Provider may assign this Agreement or transfer any of its rights or obligations under this Agreement to Synchrony Bank without the consent of Service Recipient. Nothing in this Section 15 shall restrict the ability of Service Provider to delegate or subcontract its obligations in accordance with Section 20.

16.	Dispute Resolution

16.1	General Provisions.

16.1.1	Any dispute, controversy or claim arising out of or relating to this Agreement, or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Section 16, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

16.1.2	Commencing with a request contemplated by Section 16.2 set forth below, all communications between the Parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 16.3 set forth below, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

16.1.3	In connection with any Dispute, the Parties expressly waive and forego any right to (i) special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that liability for any such damages with respect to a third-party claim shall be considered direct damages) and (ii) trial by jury.

16.1.4	The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the Parties in writing.

16.1.5	All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 16 are pending. The Parties will take such action, if any, required to effectuate such tolling.

16.2

Consideration by Senior Executives. If a Dispute is not resolved in the normal course of business at the operational level, the Parties shall attempt in good faith to resolve such Dispute by negotiation between executives who hold, at a minimum, the office of President and CEO of the respective business entities (or their respective designees) involved in such Dispute. Either Party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”). Fifteen (15) days after delivery of the Initial Notice, the receiving Party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each Party’s position, and (ii) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Such executives will meet in person or by telephone within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute.

16.3	Mediation. If a Dispute is not resolved by negotiation as provided in Section 16.2 within forty-five (45) days from the delivery of the Initial Notice, then either Party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect. The Parties will select a mediator from the CPR Panels of Distinguished Neutrals. Either Party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the Parties’ relative positions.

16.4	Arbitration.

16.4.1	If a Dispute is not resolved by mediation as provided in Section 16.3 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either Party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”). The Parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

16.4.2	The neutral organization for purposes of the CPR Arbitration Rules will be the CPR. The arbitral tribunal shall be composed of three arbitrators, of whom each Party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules. The third arbitrator shall be appointed by the arbitrators selected by each Party in accordance with Rules 5.2 and 6 of the CPR Arbitration Rules. The arbitration shall be conducted in New York City. Each Party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other Party. A written transcript of the proceedings shall be made and furnished to the Parties. The arbitrators shall determine the Dispute in accordance with the law of the State of New York, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement; provided, however, that the provisions of this Agreement relating to arbitration shall in any event be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

16.4.3	The Parties agree to be bound by any award or order resulting from any arbitration conducted in accordance with this Section 16.4 and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 16.4 may be entered and enforced in any court having jurisdiction thereof.

16.4.4	Except as expressly permitted by this Agreement, no Party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 16.4.3 above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable law, or (iii) for interim relief as provided in paragraph (e) below. For purposes of the foregoing, the Parties hereto submit to the non-exclusive jurisdiction of the courts of the State of New York.

16.4.5	In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable. Notwithstanding Section 16.4.4 above, each Party acknowledges that in the event of any actual or threatened breach of the provisions of Section 8, Section 11 or Section 21, the remedy at law would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach. If the tribunal shall not have been appointed, either Party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief. Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the Parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

16.4.6	Each Party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Section 16.

17.	Miscellaneous

17.1	This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to any provision that would require or permit the application of a different jurisdiction’s law.

17.2	Except to the extent expressly provided herein, this Agreement (and each SOW hereunder) shall not be deemed to create any rights in Third Parties, or to create any obligations of a Party to any such Third Parties. There are no Third Party beneficiaries of this Agreement, whether intended, incidental, or otherwise. For the avoidance of doubt, this Agreement is between Service Provider and Service Recipient alone, and the Securitization Trust shall not be deemed to be a party hereto, and the Securitization Trust shall have no obligations, duties or liabilities with respect to Service Provider.

17.3	Each Party shall, at the request of the other Party, perform those actions, including executing additional documents and instruments, reasonably necessary to give full effect to the terms of this Agreement or any SOW.

17.4	The invalidity, illegality or unenforceability of any one or more of the provisions of this Agreement will in no way affect any other provision which will remain in full force and effect.

17.5	Language. Regardless of any language into which this Agreement may be translated and/or thereafter executed, the official, controlling and governing version of this Agreement shall be exclusively the English language version. The headings as to the contents of particular sections of this Agreement are inserted for convenience of reference only and shall in no way define, limit, expand, or otherwise affect the construction or interpretation of any provision of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

17.6	Severability. Each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of this Agreement. Moreover, if any provision contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject, or otherwise unenforceable, such provision shall be construed by the appropriate judicial body by limiting or reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law.

17.7	Survival. All provisions of this Agreement related to confidentiality, data privacy or security; indemnification; intellectual property rights; representations, warranties and/or covenants; non-solicitation; limitations on liability; record retention; inspection or audit rights; and transition servicing shall expressly survive any termination or expiration of this Agreement.

17.8	With effect from the Effective Date, this Agreement, including any schedules and exhibits referred to herein and attached hereto and any SOWs executed hereunder, each of which is incorporated herein for all purposes, constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and supersedes any prior agreements currently in force between the Parties governing the Services, unless otherwise agreed between the Parties.

18.	Amendments and Execution

This Agreement may be modified or amended by an agreement in writing executed by an authorized representative of each Party.

19.	Counterparts

This Agreement may be executed by the different Parties hereto on separate counterparts and by facsimile or scanned (.pdf) signature, each of which when so executed and delivered shall be an original, but all of which together constitute one and the same Agreement with the same effect as if all the signatures were upon the same instrument. A facsimile, scanned or telecopy signature shall be as legally effective as an original signature.

20.	Delegation of Responsibilities

20.1	Unless otherwise provided in Section 20.2 below, Schedule 3 or a SOW, Service Provider shall be permitted to subcontract any or all of its obligations under this Agreement to an Affiliate or a Third Party, so long as such entity is contractually obligated to provide services to Service Provider (such entity, a “Contractor”). Such subcontracting to a Contractor pursuant to this Section 20 shall in no way release Service Provider from its obligations under this Agreement, and Service Provider shall remain liable for any failure of Contractor to comply with this Agreement.

20.2	In addition to any terms set forth in Schedule 3 or a SOW, Service Provider’s ability to delegate or subcontract its obligations under this Agreement is subject to the following:

20.2.1	If Service Provider intends to subcontract to a Third Party, Service Provider shall so notify Service Recipient of such intent.

20.2.2	Service Provider will manage, supervise and provide direction to Service Provider personnel and Contractors and cause them to comply with the obligations and restrictions applicable to Service Provider under this Agreement. Service Provider shall monitor and is responsible for the acts and omissions of Service Provider personnel and Contractors under or relating to this Agreement.

20.3	With respect to any Services that are subcontracted to a Third Party, Service Provider will remain responsible for the performance of such Services and will cause any Contractor to comply with the provisions of this Agreement. If a Contractor fails to comply with its obligations relating to this Agreement in any material respect, and such failure has not been cured within 45 days after Service Provider receives notice from Service Recipient, Service Recipient may direct Service Provider to use commercially reasonable efforts to discontinue use of the Contractor’s products and/or services for Service Recipient and provide substitutes as soon as reasonably practicable.

21.	Intellectual Property

21.1

The Parties acknowledge and agree that the Services will not typically include the creation of Materials containing Intellectual Property Rights. However, if and to the extent Materials containing Intellectual Property Rights may be created pursuant to the provision of the Services, the Parties acknowledge and understand that, as between Service Provider and Service Recipient, such Material generated or created as an output of a Service whether solely by a Party or jointly between the Parties and/or Third Parties, including Contractors hereunder (collectively, “Deliverables”), shall belong to Service Provider, which will possess all ownership rights and all Intellectual Property Rights associated therewith. To the extent necessary to facilitate the preceding obligation, Service Recipient hereby irrevocably assigns, transfers and conveys to Service Provider, without further consideration, all of its right, title and interest (including all Intellectual Property Rights) in and to such Deliverables, except as Service Provider and Service Recipient may otherwise agree in writing or as provided in Section 21.3 below. Each Party agrees to execute such other documents or take such other actions as the other Party may reasonably request to perfect its ownership of any Deliverable (including Intellectual Property Rights associated therewith).

21.2	Service Provider Materials. All proprietary Materials the Intellectual Property Rights for which are owned, developed or licensed by or on behalf of Service Provider or an applicable Service Provider Affiliate (other than Service Recipient), including all Materials that are owned by Third Parties (“Third Party Materials”) licensed by Service Provider or an applicable Service Provider Affiliate (other than Service Recipient): (i) prior to the Effective Date; and/or (ii) subsequent to the Effective Date but independent of and separate from this Agreement (collectively, the “Service Provider Materials”) are, and all Intellectual Property Rights in and to them and all of their derivative works & improvements by whomever developed or created shall continue to be, as between Service Provider and Service Recipient, owned by Service Provider. No ownership of Service Provider Materials or the Intellectual Property Rights in and to them shall be transferred to Service Recipient except for the following license: Service Provider hereby grants to Service Recipient a restricted, non-exclusive, revocable, license to make those limited uses of Service Provider Materials as are reasonably required to use the Services and Deliverables as contemplated by this Agreement.

21.3	Service Recipient Materials. All proprietary Materials the Intellectual Property Rights for which are owned, developed or licensed by or on behalf of Service Recipient: (a) prior to the Effective Date; and/or (b) subsequent to the Effective Date but independent of and separate from this Agreement (collectively, the “Service Recipient Materials”) are, and all Intellectual Property Rights in and to them shall continue to be, as between Service Provider and Service Recipient, owned by Service Recipient. No ownership of Service Recipient Materials or the Intellectual Property Rights in and to them is or shall be transferred to Service Provider except as provided in this section.

IN WITNESS WHEREOF the Parties have caused their duly authorized officers or representatives to sign this Agreement effective as stated herein.

Synchrony Financial (Service Provider)

Signed by:	/s/ Jonathan Mothner
Name:	Jonathan Mothner
Title:	Executive Vice President, General Counsel and Secretary
Dated:	July 30, 2014

General Electric Capital Corporation (Service Recipient)

Signed by:	/s/ Peter M. Graham
Name:	Peter M. Grahm
Title:	Authorized Signatory
Dated:	July 30, 2014

Schedule 1

SERVICES & ADDITIONAL TERMS

SERVICES:

A. Service Provider shall provide the following Services in accordance with this Agreement:

(1) Service Provider shall perform all duties and obligations of Service Recipient in its capacity as Servicer pursuant to the Securitization Servicing Agreement, the Indenture and each Indenture Supplement as in effect from time to time, except as provided in Section B. below.

(2) Service Provider shall perform all of its duties and obligations under this Agreement and shall perform such duties and obligations with reasonable care and diligence and in accordance with the Contracts, the Credit Card Program Agreements, the Credit and Collection Policies and the applicable servicing criteria in Item 1122 of Regulation AB.

(3) For the avoidance of doubt, Services shall include identifying and remitting collections to the Securitization Trust on credit card receivables within two business days of the Date of Processing thereof in accordance with the provisions of the Securitization Servicing Agreement. During the Term of this Agreement, Collections are not expected to be held or commingled at Service Recipient.

(4) Service Provider shall provide to Service Recipient the following information on an ongoing basis in order to permit Service Recipient to fulfill its duties hereunder and under the Securitization Servicing Agreement:

•	On each Business Day, a report regarding (i) the amount of Collections received by Service Recipient and remitted to the Securitization Trust and (ii) the amount of new Receivables purchased by the Securitization Trust;

•	Promptly after the execution thereof, final executed copies of documents relating to account additions, account removals, amendments of securitization program documents and existing Series of Notes, and new issuances of Notes by the Securitization Trust;

•	Copies of the monthly noteholder statements;

•	Reconciliations of the Securitization Trust’s bank accounts on a monthly basis;

•	On a monthly basis, a Performance Report;

•	Prior to the occurrence of a Trigger Event or Termination Event, not more than once per calendar quarter, and after the occurrence and continuance of a Trigger Event or Termination Event, at any time, all information reasonably requested by Service Recipient that supports the production of the monthly noteholder statements, including, without limitation, the following items: FDR (or any successor vendor performing similar services) generated daily and monthly files; ABS suite screen prints or scripting; evidence of cash movements and cash reconciliations; information relating to additions and removals of accounts; control reports and models; process maps and SOPs;

Schedule 1-1

•	Yearly, a representation letter substantially in the form attached hereto as Exhibit B from an executive officer of Service Provider that supports, among other things, the assessment of compliance with servicing criteria completed by Service Provider in connection with Item 1122 of Regulation AB;

•	Yearly, copies of the annual opinion of outside counsel delivered pursuant to Section 3.6 of the Indenture; and

•	Promptly upon Service Recipient’s request, any and all reports, certifications, records, attestations and any other information necessary in the good faith determination of Service Recipient to permit Service Recipient to comply with its obligations under Section B. below and Sections 2.8 and 2.9 of the Securitization Servicing Agreement and the provisions of Regulation AB under the Securities Act and the Securities Exchange Act, including such reports, assessments and attestations required to be delivered in accordance with Rules 13a-18 and 15d-18 of the Securities Exchange Act and Items 1122 and 1123 of Regulation AB.

B. Notwithstanding the foregoing, Service Provider and Servicer Recipient agree that the Service Recipient shall:

•	Maintain fidelity bond or other appropriate insurance coverage to satisfy the requirements of Section 2.2(e) of the Securitization Servicing Agreement;

•	Execute any officer’s certificate or report required to be delivered pursuant to Section 2.8 or 2.9 of the Securitization Servicing Agreement;

•	Deliver, or cause to be delivered, to Service Provider all notices delivered to Service Recipient pursuant to the Securitization Servicing Agreement, unless such notice shall have been delivered by an Affiliate of Service Provider; and

•	Execute any other officer’s certificate or take any other action that, in accordance with the Securitization Servicing Agreement or Applicable Law, is required to be executed by the Servicer (unless such duty is subject to delegation to Service Provider or another subservicer under the Securitization Servicing Agreement and in accordance with Applicable Law).

C. Without limiting Service Recipient’s rights to seek indemnity from Service Provider pursuant to the terms of Section 9 of this Agreement, Service Provider shall have no obligation to indemnify any party to the Related Documents other than the Service Recipient, including pursuant to Section 7.1 of the Securitization Servicing Agreement.

ADDITIONAL TERMS:

The following terms are incorporated into this Agreement and shall be applicable to the Services provided under this Agreement.

Service Provider shall cause Service Recipient to be an addressee of each true sale/ non-consolidation or other applicable legal isolation opinion with respect to the Transferred Receivables delivered upon issuance by the Securitization Trust of any Series of Notes during the Term.

Schedule 1-2

Schedule 2

THE FEE

The Fee due and owing to Service Provider on each Securitization Payment Date shall equal (i) one-twelfth of the product of (a) the total outstanding balance of Transferred Receivables (excluding Finance Charge Receivables) as of the end of the prior Monthly Period and (b) 2%, minus (ii) $41,750.

Schedule 2-1

Schedule 3

ADDITIONAL PROVISIONS REQUIRED BY LOCAL REGULATIONS

None.

Schedule 3-1

Schedule 4

FORM OF STATEMENT OF WORK

Synchrony Financial (“Service Provider”)

and

Service Recipient (as defined herein)

(collectively referred to as the “Parties” and each a “Party”).

This Statement of Work (this “SOW”), effective as of [date to be inserted] (the “SOW Effective Date”) is made by and between Synchrony Financial (“Service Provider”) and General Electric Capital Corporation (collectively, “Service Recipient”). This SOW shall be subject to (and governed by) the terms and conditions of the Sub-Servicing Agreement effective as of [insert date here] by and between Synchrony Financial and General Electric Capital Corporation, as amended from time to time in accordance with the terms therein (the “Agreement”), and the terms of the Agreement are hereby incorporated herein by reference, subject to Section 6 of this SOW. This SOW sets forth the details for the Services described herein. Capitalized terms not defined in this SOW shall have the meanings ascribed to them in the Agreement. All obligations set forth herein shall be for the benefit of Service Recipient and can be enforced by Service Recipient against Service Provider.

1.	Term. This SOW shall be effective as of the SOW Effective Date and shall renew automatically between the parties unless otherwise terminated in accordance with the express terms of the Agreement.

2.	Services. Service Provider agrees to and shall perform, upon request, any of the Services described in the Agreement, including:

2.1	[Service Title].

2.1.1	Description of Services.

[Insert description of services.]

2.1.2	Performance Standards for the Services (“Service Level Agreement”).

[Insert performance standards. Include a detailed description of the quality standards, service level requirements, specifications and acceptance criteria of the Service.]

2.1.3	Reports. Service Recipient may request that Service Provider provide reasonable reports relating to the Services, including ad hoc reports. The following reports shall be provided by Service Provider at the identified frequency as part of the Services:

[Insert Report List]

Schedule 4-1

3.	Location. Service may be performed at the premises of Service Provider or the Service Recipient or such other location mutually agreed to by both Parties.

4.	Payment. Payment shall be in accordance with the provisions of section 3 of the Agreement (as amended).

5.	Amendments. By mutual agreement in writing, the Parties may amend this SOW to include or delete Services to be governed hereunder or for any other matter material to the execution of this SOW. All Amendments must be consistent with the terms and conditions of the governing Agreement.

6.	TERMS OF THIS SOW THAT TAKE PRECEDENCE OVER THE TERMS OF THE AGREEMENT.

[Note: Pursuant to Section 2.1 of the Agreement, if any provision of this SOW conflicts with the terms in the Agreement, that provision in this SOW will control only if this Section 6 expressly states that both Parties intend that the conflicting provision in the Agreement not apply. Thus, all applicable terms of this SOW that conflict with a provision in the Agreement (including terms already identified above in the other sections of this SOW) must be expressly identified in this Section 6. If such terms are not also listed in this Section 6, they will not prevail over the conflicting terms in the Agreement.]

Section 3 of Schedule 1 (Services & Additional Terms) of the Agreement is incorporated herein by this reference and shall have the same force and effect as though each of its terms and provisions were fully set forth herein.

7.	Additional Information Required by Local Laws & Regulations.

[Note: Add as appropriate.]

Schedule 4-2

IN WITNESS WHEREOF, the Parties hereto have caused this SOW to be executed, effective as of the SOW Effective Date.

[List Official Name] (SERVICE PROVIDER)

[Add Office Address of Service Recipient Here – Address & Street]

[City, State/Province, Zip Code/Post Code] [Country]

By:
Print Name:
Title:

[List Official Name] (SERVICE RECIPIENT)

[Add Office Address of Service Recipient Here – Address & Street]

[City, State/Province, Zip Code/Post Code] [Country]

By:
Print Name:
Title:

[List Official Name] (SERVICE RECIPIENT)

[Add Office Address of Service Recipient Here – Address & Street]

[City, State/Province, Zip Code/Post Code] [Country]

By:
Print Name:
Title:

[Note: For each Service Recipient under this SOW, list their official name above, along with their office address. Add additional signature lines, if there are more than 2 Service Recipients.]

Schedule 4-3

EXHIBIT A

Form of Monthly Report

Exhibit A-1

GEMNT
Executive summary

Collateral Triggers
Metric Value V (MoM) Remarks
EOP Prin.
Free Equity Test
Issuance
Estimate/Paydown
s

Collateral Metrics
Excess Spread Payment Rates
Recoveries Gross Trust Yield

Losses & Delinquencies
Principal Charge-Offs Delinquencies
Metric Value V (MoM) V (YoY) Remarks (Current Month)
Prin Charge-offs 30+ DQ 90+ DQ Cycles

3rd party debt profile
3rd Party Outstanding
3rd Party Amortizations

Trust Composition (BOP)

Retailer	Receivables	% of Trust

Trust Composition (BOP)
Retailer Receivables % of Trust

Retailer Metrics

Payment Rates

Principal Charge-Offs

Excess Spread

Retailer Metrics
Payment Rates Principal Charge-Offs Excess Spread

General Trust Management

Active Term Series Management

Summary of Monthly Triggers

EXHIBIT B

Form of Yearly Officer’s Certificate

FORM OF ANNUAL BACKUP REP LETTER TO GECC

Synchrony Financial Letterhead

March     , 20XX

[Mr. Stewart Koenigsberg

Vice President and Capital Markets Leader

General Electric Capital Corporation

201 Merritt 7

Norwalk, CT 06927]

RE:	Performance of Synchrony Financial under Sub-Servicing Agreement relating to GE Capital Credit Card Master Note Trust (the “Trust”) – 20XX Annual Deliverables

Dear [Mr. Koenigsberg]:

Reference is made to (i) the Servicing Agreement dated as of June 27, 2003 (as amended through the date hereof, the “Servicing Agreement”) by and among RFS Funding Trust, GE Capital Credit Card Master Note Trust (“Trust”), and General Electric Capital Corporation (“Servicer”); (ii) the Sub-Servicing Agreement dated as of June     , 2014 (as amended through the date hereof, the “Sub-Servicing Agreement”) between Synchrony Financial (“SF”) and the Servicer; and (iii) the Master Indenture dated as of September 25, 2003 (as amended through the date hereof, the “Indenture”) between the Trust, as Issuer, and Deutsche Bank Trust Companies Americas, as Indenture Trustee.

In order to provide support for (i) the Servicer’s preparation of various representation letters, officer’s certificates and management assertions that the Servicer must deliver in order to comply with its obligations under Sections 2.8 and 2.9 of the Servicing Agreement and the relevant provisions of Regulation AB under the Securities Act and the Securities Exchange Act, and (ii) KPMG LLP’s audit of the various materials to be filed for the Trust with the Securities Exchange Commission (“SEC”) on Form 10-K relating to the period beginning January 1, 20XX and ending December 31, 20XX (the “Reporting Period”), we confirm, to the best of our knowledge and belief, the following representations:

SF and Synchrony Bank’s Management Assertions:

1.	We acknowledge that SF is responsible for compliance with the Sub-Servicing Agreement, the management of the Trust and the accurate presentation of certain information required to be filed on Form 10-K with the SEC pursuant to Regulation AB and/or pursuant to the terms of the Trust’s transaction documents;

Exhibit B-1

2.	We are responsible for determining the appropriateness of the Platform used in our assessment of compliance with the applicable Servicing Criteria, and for assessing compliance with the servicing criteria applicable to the Trust under paragraph (d) of Item 1122 of Regulation AB, as of December 31, 20XX and for the Reporting Period, as set forth in the appendices to the Management Assertions to be filed as Exhibits to the Form 10-K;

3.	We used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to perform an assessment of SF’s and Synchrony Bank’s compliance with the applicable servicing criteria;

4.	Certain criteria marked as “Inapplicable Servicing Criteria” in the appendices to the Management Assertions to be filed as Exhibits 33.1 and 33.2 of the Form 10-K are not applicable to SF and Synchrony Bank, as indicated on such appendices and based on the activities each of SF and Synchrony Bank, as applicable, perform with respect to the Trust;

5.	SF and Synchrony Bank have complied, in all material respects, with the applicable servicing criteria as of December 31, 20XX and for the Reporting Period with respect to the Trust taken as a whole;

6.	SF and Synchrony Bank [have not identified and are not aware of any material instance of noncompliance with the applicable servicing criteria/ have disclosed any instances of noncompliance with the applicable servicing criteria of which they are respectively aware] as of December 31, 20XX and for the Reporting Period with respect to the Trust taken as a whole;

Servicing Compliance:

7.	We have reviewed, for the Reporting Period: (a) the activities of SF in its capacity as Sub-Servicer and (b) SF’s performance under the Sub-Servicing Agreement. Such review of SF’s activities and the performance by SF of its obligations under the Sub-Servicing Agreement has been made by me or by persons under my supervision.

8.	Based on our review of SF’s performance under the Sub-Servicing Agreement, SF [has fulfilled all of its obligations under the Sub-Servicing Agreement in all material respects for the Reporting Period/ has reported to you any material breaches of its obligations under the Sub-Servicing Agreement during the Reporting Period].

9.	SF has [complied in all material respects/reported to you any material instances of non-compliance] with the servicing criteria set forth in Items [1122(d)(1)(i), 1122(d)(2)(ii), 1122(d)(2)(iv), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(xiv) and 1122(d)(4)(xv)] of Regulation AB. We have determined that all other servicing criteria set forth in Item 1122(d) are not applicable to the activities SF performs with respect to the Trust, as of and for the twelve months ended December 31, 20XX.

Exhibit B-2

10.	We have reviewed, for the Reporting Period: (a) the activities of Synchrony Bank as they related to the Subservicing Agreement, dated as of July 30, 2014, between SF and Synchrony Bank (as amended through the date hereof, the “Synchrony Bank Subservicing Agreement”) and (b) Synchrony Bank’s performance under the Synchrony Bank Subservicing Agreement. Such review of the activities of Synchrony Bank’s activities and the performance by Synchrony Bank of its obligations under the Synchrony Bank Subservicing Agreement has been made by us or by persons under our supervision.

11.	Based on our review of Synchrony Bank’s performance under the SYNCHRONY BANK Subservicing Agreement, Synchrony Bank has fulfilled all of its obligations under the Subservicing Agreement in all material respects throughout the Reporting Period.

12.	Synchrony Bank has [complied in all material respects/reported to you any material instances of non-compliance] with the servicing criteria set forth in Items 1122(d)(1)(ii), 1122(d)(2)(i), 1122(d)(2)(v), 1122(d)(2)(vii), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii) and 1122(d)(4)(ix) of Regulation AB. We have determined that all other servicing criteria set forth in Item 1122(d) are not applicable to the activities Synchrony Bank performs with respect to the Trust, as of and for the twelve months ended December 31, 20XX.

13.	With respect to the servicing activities of SF and SYNCHRONY BANK for the Trust, we have disclosed to you and KPMG all known instances of noncompliance with the applicable servicing criteria as of and for the twelve months ended December 31, 20XX. In addition, we have disclosed to you and KPMG any known noncompliance occurring subsequent to December 31, 20XX, up to and including the date of this letter.

14.	We have made available to you and KPMG all documentation related to our evaluation of SF’s and Synchrony Bank’s compliance with the servicing criteria applicable to each such entity in its capacity as a servicer pursuant to Regulation AB.

15.	We have disclosed to you and KPMG all communications from regulatory agencies, internal auditors, and other practitioners concerning possible instances of noncompliance by SF and Synchrony Bank with the applicable servicing criteria as of and for the twelve months ended December 31, 20XX, including communications received between December 31, 20XX and the subsequent period up to and including the date of this letter.

16.	We have responded fully to all inquiries made to us by you and KPMG during KPMG’s engagement.

Exhibit B-3

Sincerely, SYNCHRONY FINANCIAL

By:
Name: Title: [CFO/Treasurer] SYNCHRONY BANK

By:
Name: Title: [CFO/Treasurer]

Exhibit B-4